SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                               -----------------


                    Under the Securities Exchange Act of 1934

                                  SCHEDULE 13G

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934




                         Chardan China Acquisition Corp.
                         -------------------------------
                                (Name of Issuer)



                    Common Stock, par value $0.0001 per share
                    -----------------------------------------
                         (Title of Class of Securities)



                                    159569102
                                    ---------
                                 (CUSIP Number)



                                January 26, 2005
                                ----------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_|   Rule 13d-1(b)
      |X|  Rule 13d-1(c)
      |_|  Rule 13d-1(d)


                                 -------------

                                  SCHEDULE 13G

CUSIP No. 159569102
--------------------------------------------------------------------------------

1)     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       First New York Securities L.L.C.

--------------------------------------------------------------------------------
2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) |_|
                                                                 (b) |X|
--------------------------------------------------------------------------------
3)     SEC USE ONLY

--------------------------------------------------------------------------------
4)     CITIZENSHIP OR PLACE OF ORGANIZATION

       New York
--------------------------------------------------------------------------------
                                 5)     SOLE VOTING POWER

       NUMBER                           94,950
       OF                       ------------------------------------------------
       SHARES                    6)     SHARED VOTING POWER
       BENEFICIALLY
       OWNED BY                         None
       EACH                     ------------------------------------------------
       REPORTING                 7)     SOLE DISPOSITIVE POWER
       PERSON
       WITH                             94,950
                                ------------------------------------------------
                                 8)     SHARED DISPOSITIVE POWER

                                        None
--------------------------------------------------------------------------------
9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       94,950
--------------------------------------------------------------------------------
10)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                   |_|
--------------------------------------------------------------------------------
11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       1.9%
--------------------------------------------------------------------------------
12)    TYPE OF REPORTING PERSON

       BD
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

CUSIP No. 159569102
--------------------------------------------------------------------------------

1)     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Judy Finger
--------------------------------------------------------------------------------
2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) |_|
                                                                 (b) |X|
--------------------------------------------------------------------------------
3)     SEC USE ONLY

--------------------------------------------------------------------------------
4)     CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
                                   5)     SOLE VOTING POWER

       NUMBER                             None
       OF                        -----------------------------------------------
       SHARES                      6)     SHARED VOTING POWER
       BENEFICIALLY
       OWNED BY                           174,850
       EACH                      -----------------------------------------------
       REPORTING                   7)     SOLE DISPOSITIVE POWER
       PERSON
       WITH                               None
                                 -----------------------------------------------
                                   8)     SHARED DISPOSITIVE POWER

                                          222,325
--------------------------------------------------------------------------------
9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       222,325
--------------------------------------------------------------------------------
10)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                   |_|
--------------------------------------------------------------------------------
11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       4.5%
--------------------------------------------------------------------------------
12)    TYPE OF REPORTING PERSON

       IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

CUSIP No. 159569102
--------------------------------------------------------------------------------

1)     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Douglas Topkis

--------------------------------------------------------------------------------
2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) |_|
                                                                 (b) |X|
--------------------------------------------------------------------------------
3)     SEC USE ONLY

--------------------------------------------------------------------------------
4)     CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
                                   5)     SOLE VOTING POWER

       NUMBER                             None
       OF                         ----------------------------------------------
       SHARES                      6)     SHARED VOTING POWER
       BENEFICIALLY
       OWNED BY                           174,850
       EACH                       ----------------------------------------------
       REPORTING                   7)     SOLE DISPOSITIVE POWER
       PERSON
       WITH                               None
                                  ----------------------------------------------
                                   8)     SHARED DISPOSITIVE POWER

                                          222,325
--------------------------------------------------------------------------------
9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       222,325
--------------------------------------------------------------------------------
10)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                   |_|
--------------------------------------------------------------------------------
11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       4.5%
--------------------------------------------------------------------------------
12)    TYPE OF REPORTING PERSON

       IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

CUSIP No. 159569102
--------------------------------------------------------------------------------

1)     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Haystack Capital L.P.
--------------------------------------------------------------------------------
2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) |_|
                                                                 (b) |X|
--------------------------------------------------------------------------------
3)     SEC USE ONLY

--------------------------------------------------------------------------------
4)     CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                                    5)     SOLE VOTING POWER

       NUMBER                              116,200
       OF                         ----------------------------------------------
       SHARES                       6)     SHARED VOTING POWER
       BENEFICIALLY
       OWNED BY                            None
       EACH                       ----------------------------------------------
       REPORTING                    7)     SOLE DISPOSITIVE POWER
       PERSON
       WITH                                116,200
                                  ----------------------------------------------
                                    8)     SHARED DISPOSITIVE POWER

                                           None
--------------------------------------------------------------------------------
9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       116,200
--------------------------------------------------------------------------------
10)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                   |_|
--------------------------------------------------------------------------------
11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       2.4%
--------------------------------------------------------------------------------
12)    TYPE OF REPORTING PERSON

       PN
--------------------------------------------------------------------------------

                                  Schedule 13G

Item 1(a).  Name of Issuer:

Chardan China Acquisition Corp.

Item 1(b).  Address of Issuer's Principal Executive Offices:

540 Madison Avenue, 38th Floor
New York, New York 10022

Item 2(a).  Name of Person Filing:

(1)   First New York Securities L.L.C. ("FNYS")

(2) Judy Finger. Ms. Finger is employed by and trades securities of the issuer for the proprietary account of FNYS. Ms. Finger and Mr. Topkis are the managing members of Haystack Capital L.L.C., which is the general partner of Haystack Capital L.P., a hedge fund.

(3) Douglas Topkis. Mr. Topkis is employed by and trades securities of the issuer for the proprietary account of FNYS. Ms. Finger and Mr. Topkis are the managing members of Haystack Capital L.L.C., which is the general partner of Haystack Capital L.P., a hedge fund.

(4) Haystack Capital L.P. Haystack Capital L.P. is a hedge fund of which Haystack Capital L.L.C. is the sole general partner. Ms. Finger and Mr. Topkis are the managing members of Haystack Capital L.L.C.

Item 2(b).  Address of Principal Business Office or, if None, Residence:

(1)   First New York Securities L.L.C.:   850 Third Avenue, 17th Floor
                                          New York, NY  10022

(2)   Judy Finger:                        c/o First New York Securities L.L.C.
                                          850 Third Avenue, 8th Floor
                                          New York, NY  10022

(3)   Douglas Topkis:                     c/o First New York Securities L.L.C.
                                          850 Third Avenue, 8th Floor
                                          New York, NY  10022

(4)   Haystack Capital L.P.               c/o First New York Securities L.L.C.
                                          850 Third Avenue, 17th Floor
                                          New York, NY  10022


Item 2(c).  Citizenship:

(1)   First New York Securities L.L.C.:   New York

(2)   Judy Finger:                        United States

(3)   Douglas Topkis:                     United States

(4)   Haystack Capital L.P.               Delaware


Item 2(d).  Title of Class of Securities:

Common Stock, par value $.0001 per share

Item 2(e).  CUSIP Number:

159569102

Item 3. If this statement is filed pursuant to ss.ss. 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

            (a)   |_|   Broker or Dealer Registered Under Section 15 of the Act
                        (15 U.S.C. 78o)

            (b)   |_|   Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                        78c)

            (c)   |_|   Insurance Company as defined in section 3(a)(19) of the
                        Act (15 U.S.C. 78c)

            (d)   |_|   Investment Company registered under section 8 of the
                        Investment Company Act of 1940 (15 U.S.C. 80a-8)

            (e)   |_|   Investment Adviser in accordance with ss.
                        240.13d-1(b)(1)(ii)(E)

            (f)   |_|   Employee benefit plan or endowment fund in accordance
                        with ss. 240.13d-1(b)(1)(ii)(F)

            (g)   |_|   Parent Holding Company or control person in accordance
                        with ss.240.13d-1(b)(ii)(G)

            (h)   |_|   Savings Association as defined in ss.3(b) of the Federal
                        Deposit Insurance Act (12 U.S.C. 1813)

            (i)   |_|   Church plan that is excluded from the definition of an
                        investment company under ss.3(c)(15) of the Investment
                        Company Act of 1940 (15 U.S.C. 80a-3)

            (j)   |_|   Group, in accordance with ss.240.13d-1(b)(ii)(J)

Item 4.     Ownership.

            (a)         Amount beneficially owned: (1) (2)

                  (1)   First New York Securities L.L.C.:   94,950

                  (2)   Judy Finger:  222,325


-----------------------
1 Percentages based on 4,900,000 shares of Common Stock outstanding as reported in the Issuer's Form 10-QSB for the quarter ended September 30, 2004.

2 Does not include warrants to acquire 168,000 shares which to the knowledge of the Reporting Persons are not at present exercisable within 60 days.

                  (3)   Douglas Topkis:  222,325

                  (4)   Haystack Capital L.P.:    116,200

            (b)         Percent of class:

                  (1)   First New York Securities L.L.C.:   1.9%

                  (2)   Judy Finger:                        4.5%

                  (3)   Douglas Topkis:                     4.5%

                  (4)   Haystack Capital L.P.:              2.4%

            (c)         Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote:

                        (1)   First New York Securities L.L.C.: 94,950

                        (2)   Judy Finger:  0

                        (3)   Douglas Topkis:  0

                        (4)   Haystack Capital L.P.:    116,200

                  (ii)  Shared power to vote or to direct the vote:

                        (1)   First New York Securities L.L.C.: 0

                        (2)   Judy Finger:  174,850 (3)

                        (3)   Douglas Topkis:  174,850 (3)

                        (4)   Haystack Capital L.P.:  0

                  (iii) Sole power to dispose or to direct the disposition of:

                        (1)   First New York Securities L.L.C.:  94,950

                        (2)   Judy Finger:  0

                         (3)  Douglas Topkis:  0

                        (4)   Haystack Capital L.P.:   116,200

                    (iv)Shared power to dispose or to direct the disposition of:

                        (1)   First New York Securities L.L.C.:  0

                         (2)  Judy Finger:  222,325 (3) (4)

                        (3)   Douglas Topkis:  222,325 (3) (4)

                        (4)   Haystack Capital L.P.:   0


Item 5.     Ownership of Five Percent or Less of a Class.

Not Applicable.


--------------------------
3 Includes shares that are held in a managed account over which Ms. Finger and Mr. Topkis have discretionary investment authority.

4 Shares owned by First New York Securities L.L.C. as to which the reporting person may be deemed to share dispositive power.

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not Applicable.

Item 8.     Identification and Classification of Members of the Group.

See Item 2(a) above.

Item 9.     Notice of Dissolution of Group.

Not Applicable.

Item 10.    Certification.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE
                                    ---------


         After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this Statement is true, complete and correct.


Date: February 8, 2005             FIRST NEW YORK SECURITIES L.L.C.

                                    BY: /s/ Mario Maugeri
                                       --------------------------------------
                                       Name:  Mario Maugeri
                                       Title: Director of Operations



                                    /s/ Judy Finger
                                    -----------------------------------------
                                    Judy Finger



                                    /s/ Douglas Topkis
                                    ----------------------------------------
                                    Douglas Topkis



                                    HAYSTACK CAPITAL L.P.
                                    BY: Haystack Capital L.L.C., its
                                        General Partner

                                    BY: /s/ Judy Finger
                                       -------------------------------------
                                       Name:  Judy Finger
                                       Title: Managing Member

                                                                       Exhibit 1


                            AGREEMENT OF JOINT FILING


      Pursuant to rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned persons hereby agree to file with the Securities and Exchange Commission the Statement on Schedule 13G (the "Statement") to which this Agreement is attached as an exhibit, and agree that such Statement, as so filed is on the behalf of each of them.

      IN WITNESS WHEREOF, the undersigned have executed this Agreement as of February 8, 2005.



                                    FIRST NEW YORK SECURITIES L.L.C.

                                    BY: /s/ Mario Maugeri
                                       ----------------------------------------
                                       Name:  Mario Maugeri
                                       Title: Director of Operations




                                    /s/ Judy Finger
                                    --------------------------------------------
                                    Judy Finger



                                    /s/ Douglas Topkis
                                    --------------------------------------------
                                    Douglas Topkis



                                    HAYSTACK CAPITAL L.P.
                                    BY: Haystack Capital L.L.C., its
                                        General Partner

                                    BY: /s/ Judy Finger
                                       ----------------------------------------
                                       Name:  Judy Finger
                                       Title: Managing Member